Exhibit 3.1

CERTIFICATE OF INCORPORATION

OF

TUSIMPLE HOLDINGS INC.

ARTICLE I

The name of this corporation is TuSimple Holdings Inc.

ARTICLE II

The address of the corporation’s registered office in the State of Delaware is 251 Little Falls Drive, Wilmington, New Castle County, Delaware 19808. The name of the corporation’s registered agent at such address is Corporation Service Company.

ARTICLE III

The name and mailing address of the incorporator of the corporation is:

James Mullen

TuSimple Holdings Inc.

9191 Towne Centre Drive, Suite 600

San Diego, California 92122

ARTICLE IV

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “General Corporation Law”).

ARTICLE V

A. Authorization of Stock. This corporation is authorized to issue two classes of stock to be designated, respectively, common stock and preferred stock. The total number of shares that this corporation is authorized to issue is 500,000,000. The total number of shares of common stock authorized to be issued is 361,897,230, par value $0.0001 per share (the “Common Stock”). The total number of shares of preferred stock authorized to be issued is 138,102,770, par value $0.0001 per share (the “Preferred Stock”), of which 20,000,000 shares are designated as “Series A Preferred Stock”, 8,218,203 shares are designated as “Series A-2 Preferred Stock”, 7,080,000 shares are designated as “Series B-1 Preferred Stock”, 3,000,000 shares are designated as “Series B-2 Preferred Stock”, 3,465,372 shares are designated as “Series B-3 Preferred Stock” (together with the Series B-1 Preferred Stock and the Series B-2 Preferred Stock, the “Series B Preferred Stock”), 14,993,041 shares are designated as “Series C Preferred Stock”, 20,345,131 shares are designated as “Series D-1 Preferred Stock”, 50,000,000 shares are designated as “Series E Preferred Stock”, 3,928,937 shares are designated as “Series E-1 Preferred Stock”, and 7,072,086 shares are designated as “Series E-2 Preferred Stock”.

B. Rights, Preferences and Restrictions of Preferred Stock. The rights, preferences, privileges and restrictions granted to and imposed on the Preferred Stock are as set forth below in this Article V(B).

1. Dividend Provisions.

(a) Subject to the General Corporation Law and the provisions of this Certificate of Incorporation, this corporation’s board of directors (the “Board of Directors”) may (i) from time to time declare dividends (including interim dividends) and distributions on shares of the Company outstanding and authorize payment of the same out of the funds of the Company lawfully available therefor, provided that, no dividend or distribution shall be payable except out of the profits of this corporation, realized or unrealized, or out of the share premium account or as otherwise permitted by the General Corporation Law, and (ii) before declaring any dividends or distributions, set aside such sums as they think proper as a reserve or reserves which shall at the discretion of the Board of Directors, be applicable for any purpose of this corporation and pending such application may, at the like discretion, be employed in the business of this corporation.

(b) Subject to the rights of persons, if any, with shares with special rights as to dividends or distributions, if dividends or distributions are to be declared on a class of shares they shall be declared and paid according to the amounts paid or credited as paid on the shares of such class outstanding on the record date for such dividend or distribution as determined in accordance with these Articles but no amount paid or credited as paid on a share in advance of calls shall be treated for the purpose of this Article V as paid on the share.

(c) Subject to this Certificate of Incorporation, the Board of Directors may declare that any dividend or distribution be paid wholly or partly by the distribution of specific assets and in particular of paid up shares or debentures of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Board of Directors may settle the same as they think expedient and in particular may issue fractional certificates and fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any members upon the footing of the value so fixed in order to adjust the rights of all members and may vest any such specific assets in trustees as may seem expedient to the Board of Directors.

(d) Any dividend, distribution, interest or other monies payable in cash in respect of shares may be paid by check or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the holder who is first named on the books and records of this corporation or to such person and to such address as such holder or joint holders may in writing direct. Every such check or warrant shall be made payable to the order of the person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any dividends, bonuses, or other monies payable in respect of the share held by them as joint holders.

(e) Each holder of shares of Preferred Stock shall be entitled to receive, on an annual basis, preferential, cumulative dividends at a rate no less than the rate at which dividends are paid on any shares of Common Stock (as adjusted) for each share of Preferred Stock held by such holder (on an as-if-converted fully-diluted basis), payable in cash when and as such cash becomes legally available therefor in accordance with the priority provided in this Section 1, prior and in preference to any declaration or payment of any dividend on the Common Stock; provided that such dividends shall be payable only when, as and if declared by the Board of Directors.

(f) Subject to the General Corporation Law and the provisions of this Certificate of Incorporation, (i) no dividends shall be declared or paid on Common Stock, the Series A Preferred Stock, the Series A-2 Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series D-1 Preferred Stock or any future series of Preferred Stock, unless and until a dividend in like amount is declared and paid on each outstanding share of Series E Preferred Stock, each outstanding share of Series E-1 Preferred Stock and each outstanding share of Series E-2 Preferred Stock (on an as-if-converted fully-diluted basis) pursuant to this Section 1; (ii) after the dividends are fully paid on each outstanding share of Series E Preferred Stock, each outstanding share of Series E-1 Preferred Stock and each outstanding share of Series E-2 Preferred Stock, no dividends shall be declared or paid on the Common Stock, the Series A Preferred Stock, the Series A-2 Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, or any future series of Preferred Stock, unless and until a dividend in like amount is declared and paid on each outstanding share of Series D-1 Preferred Stock (on an as-if-converted fully-diluted basis) pursuant to this Section 1; (iii) after the dividends are fully paid on each outstanding share of Series E Preferred Stock, each outstanding share of Series E-1 Preferred Stock, each outstanding share of Series E-2 Preferred Stock and each outstanding share of Series D-1 Preferred Stock, no dividends shall be declared or paid on the Common Stock, the Series A Preferred Stock, the Series A-2 Preferred Stock, the Series B Preferred Stock or any future series of Preferred Stock, unless and until a dividend in like amount is declared and paid on each outstanding share of Series C Preferred Stock (on an as-if-converted fully-diluted basis) pursuant to this Section 1; (iv) after the dividends are fully paid on each outstanding share of Series E Preferred Stock, each outstanding share of Series E-1 Preferred Stock, each outstanding share of Series E-2 Preferred Stock, each outstanding share of Series D-1 Preferred Stock and each outstanding share of Series C Preferred Stock, no dividends shall be declared or paid on the Common Stock, the Series A Preferred Stock, the Series A-2 Preferred Stock or any future series of preference shares, unless and until a dividend in like amount is declared and paid on each outstanding Series B Preferred Stock (on an as-if-converted fully-diluted basis) pursuant to this Section 1; and (v) after the dividends are fully paid on each outstanding share of Series E Preferred Stock, each outstanding share of Series E-1 Preferred Stock, each outstanding share of Series E-2 Preferred Stock, each outstanding share of Series D-1 Preferred Stock, each outstanding share of Series C Preferred Stock and each outstanding share of Series B Preferred Stock, no dividends shall be declared or paid on the Common Stock or any future series of Preferred Stock, unless and until a dividend in like amount is declared and paid on each outstanding share of Series A Preferred Stock and each outstanding share of Series A-2 Preferred Stock (on an as-if-converted fully-diluted basis) pursuant to this Section 1.

(g) All accrued but unpaid dividends shall be paid in cash when and as such cash becomes legally available to the holders of Preferred Stock immediately prior to the closing of a firm-commitment underwritten public offering and listing by the corporation of its Common Stock in the United States or in any other jurisdiction (on any combination of such exchanges and jurisdictions) acceptable to the holders of no less than 51% of all outstanding shares of Preferred Stock (on an as-if-converted basis), with aggregate offering proceeds (before deduction of underwriting discounts and registration expenses) to the corporation of not less than $200,000,000 (or any cash proceeds of other currency of equivalent value) and a public offering price per share of not less than 120% of the Original Series E Issue Price (as defined below) (as proportionally adjusted for any stock split, combination, division, dividend and like events) (a “Qualified Public Offering”).

2. Liquidation Preference.

(a) For purposes of this Certificate of Incorporation, “Original Issue Price” shall mean $0.3925 per share for each share of the Series A Preferred Stock (the “Original Series A Issue Price”), $7.3009 per share for each share of the Series A-2 Preferred Stock (the “Original Series A-2 Issue Price”), $2.5000 per share for each share of Series B-1 Preferred Stock (the “Original Series B-1 Issue Price”), $0.7667 per share for each share of Series B-2 Preferred Stock (the “Original Series B-2 Issue Price”), $0.86571 per share for each share of Series B-3 Preferred Stock (the “Original Series B-3 Issue Price”, together with the Original Series B-1 Issue Price and the Original Series B-2 Issue Price, the “Original Series B Issue Price”), $3.6941 per share for each share of Series C Preferred Stock (the “Original Series C Issue Price”), $8.1120737 per share for each share of Series D-1 Preferred Stock (the “Original Series D-1 Issue Price”), $14.1401 per share for each share of Series E Preferred Stock (the “Original Series E Issue Price”), $12.72609 per share for each share of Series E-1 Preferred Stock (the “Original Series E-1 Issue Price”), and $11.31208 per share for each share of Series E-2 Preferred Stock (the “Original Series E-2 Issue Price”) (each as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like with respect to such series of Preferred Stock).

(i) Upon any Liquidation Event (as defined below), either voluntary or involuntary, before any distribution or payment shall be made to the holders of any Series D-1 Preferred Stock, Series C Preferred Stock, Series B Preferred Stock, Series A-2 Preferred Stock, Series A Preferred Stock and Common Stock, each holder of Series E Preferred Stock, Series E-1 Preferred Stock or Series E-2 Preferred Stock shall be entitled to receive an amount equal to one hundred percent (100%) of the Original Series E Issue Price, the Original Series E-1 Issue Price or the Original Series E-2 Issue Price, as applicable (adjusted for any stock splits, stock dividends, combinations, recapitalizations and similar transactions), plus all dividends accrued but unpaid with respect thereto (as adjusted) per share of Series E Preferred Stock, Series E-1 Preferred Stock or Series E-2 Preferred Stock then held by such holder. If upon any such liquidation, dissolution or winding up of the corporation, the assets of the corporation available for distribution to its stockholders shall be insufficient to pay the holders of Series E Preferred Stock, Series E-1 Preferred Stock and Series E-2 Preferred Stock the full amount to which they shall be entitled under this Section 2(a)(i), the holders of Series E Preferred Stock, Series E-1 Preferred Stock and Series E-2 Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full. The aggregate amount which a holder of Series E Preferred Stock is entitled to receive on a per share basis under this Section 2(a)(i) is hereinafter referred to as the “Series E Liquidation Amount.” The aggregate amount which a holder of Series E-1 Preferred Stock is entitled to receive on a per share basis under this Section 2(a)(i) is hereinafter referred to as the “Series E-1 Liquidation Amount.” The aggregate amount which a holder of Series E-2 Preferred Stock is entitled to receive on a per share basis under this Section 2(a)(i) is hereinafter referred to as the “Series E-2 Liquidation Amount.”

(ii) Upon any Liquidation Event, either voluntary or involuntary, after distribution or payment in full of the amount distributable or payable on the Series E Preferred Stock, the Series E-1 Preferred Stock and the Series E-2 Preferred Stock pursuant to Section 2(a)(i) and before any distribution or payment shall be made to the holders of any Series C Preferred Stock, Series B Preferred Stock, Series A-2 Preferred Stock, Series A Preferred Stock and Common Stock, each holder of Series D-1 Preferred Stock shall be entitled to receive an amount equal to one hundred percent (100%) of the applicable Original Series D-1 Issue Price (adjusted for any stock splits, stock dividends, combinations, recapitalizations and similar transactions), plus all dividends accrued but unpaid with respect thereto (as adjusted) per share of Series D-1 Preferred Stock then held by such holder. If upon any such liquidation, dissolution or winding up of the corporation, after distribution or payment in full of the amount distributable or payable on the Series E Preferred Stock, the Series E-1 Preferred Stock and the Series E-2 Preferred Stock pursuant to Section 2(a)(i), the assets of the corporation available for distribution to its stockholders shall be insufficient to pay the holders of Series D-1 Preferred Stock the full amount to which they shall be entitled under this Section 2(a)(ii), the holders of Series D-1 Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full. The aggregate amount which a holder of Series D-1 Preferred Stock is entitled to receive on a per share basis under this Section 2(a)(ii) is hereinafter referred to as the “Series D-1 Liquidation Amount.”

(iii) Upon any Liquidation Event, either voluntary or involuntary, after distribution or payment in full of the amount distributable or payable on the Series E Preferred Stock, the Series E-1 Preferred Stock, the Series E-2 Preferred Stock and the Series D-1 Preferred Stock pursuant to Sections 2(a)(i) and Section 2(a)(ii) and before any distribution or payment shall be made to the holders of any Series B Preferred Stock, Series A-2 Preferred Stock, Series A Preferred Stock and Common Stock, each holder of Series C Preferred Stock shall be entitled to receive an amount equal to one hundred percent (100%) of the applicable Original Series C Issue Price (adjusted for any stock splits, stock dividends, combinations, recapitalizations and similar transactions), plus all dividends accrued but unpaid with respect thereto (as adjusted) per share of Series C Preferred Stock then held by such holder. If upon any such liquidation, dissolution or winding up of the corporation, after distribution or payment in full of the amount distributable or payable on the Series E Preferred Stock, Series E-1 Preferred Stock, Series E-2 Preferred Stock and Series D-1 Preferred Stock pursuant to Section 2(a)(i) and Section 2(a)(ii), the assets of the corporation available for distribution to its stockholders shall be insufficient to pay the holders of Series C Preferred Stock the full amount to which they shall be entitled under this Section 2(a)(iii), the holders of Series C Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full. The aggregate amount which a holder of Series C Preferred Stock is entitled to receive on a per share basis under this Section 2(a)(iii) is hereinafter referred to as the “Series C Liquidation Amount.”

(iv) Upon any Liquidation Event, either voluntary or involuntary, after distribution or payment in full of the amount distributable or payable on the Series E Preferred Stock, the Series E-1 Preferred Stock, the Series E-2 Preferred Stock, the Series D-1 Preferred Stock and the Series C Preferred Stock pursuant to Sections 2(a)(i), 2(a)(ii) and 2(a)(iii) and before any distribution or payment shall be made to the holders of any Series A-2 Preferred Stock, Series A Preferred Stock and Common Stock, each holder of Series B Preferred Stock shall be entitled to receive an amount equal to one hundred percent (100%) of the applicable Original Series B Issue Price (adjusted for any stock splits, stock dividends, combinations, recapitalizations and similar transactions), plus all dividends accrued but unpaid with respect thereto (as adjusted) per share of Series B Preferred Stock then held by such holder. If upon any such liquidation, dissolution or winding up of the corporation, after distribution or payment in full of the amount distributable or payable on the Series E Preferred Stock, the Series E-1 Preferred Stock, the Series E-2 Preferred Stock, the Series D-1 Preferred Stock and the Series C Preferred Stock pursuant to Sections 2(a)(i), 2(a)(ii) and 2(a)(iii), the assets of the corporation available for distribution to its stockholders shall be insufficient to pay the holders of Series B Preferred Stock the full amount to which they shall be entitled under this Section 2(a)(iv), the holders of Series B Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full. The aggregate amount which a holder of Series B Preferred Stock is entitled to receive on a per share basis under this Section 2(a)(iv) is hereinafter referred to as the “Series B Liquidation Amount.”

(v) Upon any Liquidation Event, either voluntary or involuntary, after distribution or payment in full of the amount distributable or payable on the Series E Preferred Stock, the Series E-1 Preferred Stock, the Series E-2 Preferred Stock, the Series D-1 Preferred Stock, the Series C Preferred Stock and Series B Preferred Stock pursuant to Sections 2(a)(i), 2(a)(ii), 2(a)(iii) and 2(a)(iv) and before any distribution or payment shall be made to the holders of any Common Stock, each holder of Series A Preferred Stock shall be entitled to receive an amount equal to one hundred percent (100%) of the applicable Original Series A Issue Price (adjusted for any stock splits, stock dividends, combinations, recapitalizations and similar transactions) respectively, plus all dividends accrued but unpaid with respect thereto (as adjusted) per share of Series A Preferred Stock then held by such holder. If upon any such liquidation, dissolution or winding up of the corporation, after distribution or payment in full of the amount distributable or payable on the Series E Preferred Stock, the Series E-1 Preferred Stock, the Series E-2 Preferred Stock, the Series D-1 Preferred Stock, the Series C Preferred Stock and Series B Preferred Stock pursuant to Sections 2(a)(i), 2(a)(ii), 2(a)(iii) and 2(a)(iv), the assets of the corporation available for distribution to its stockholders shall be insufficient to pay the holders of Series A Preferred Stock the full amount to which they shall be entitled under this Section 2(a)(v), the holders of Series A Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full. The aggregate amount which a holder of Series A Preferred Stock is entitled to receive on a per share basis under this Section 2(a)(v) is hereinafter referred to as the “Series A Liquidation Amount.”

(vi) Upon completion of the distributions required by Sections 2(a)(i)-(v) of this Section 2, the remaining assets of this corporation available for distribution to stockholders shall be distributed among the holders of Common Stock and the holders of Preferred Stock pro rata based on the number of shares of Common Stock held by each on an as-if-converted fully-diluted basis.

(b) (i) For purposes of this Certificate of Incorporation a “Liquidation Event” shall mean (A) the closing of the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by this corporation or any Group Company (as defined below) of all or substantially all of the assets and/or intellectual property of this corporation (or of all of the Group Companies taken as a whole), (B) the consummation of the merger, reorganization, amalgamation or consolidation of any Group Company with or into another entity (except (1) a merger or consolidation in which the holders of capital stock of this corporation immediately prior to such merger or consolidation continue to hold at least fifty percent (50%) of the voting power of the capital stock of this corporation or the surviving or acquiring entity immediately following such merger or consolidation in substantially the same proportions, and with substantially the same terms, as held immediately prior to such merger or consolidation and (2) an internal reorganization of any Group Company approved by the holders of at least fifty one percent (51%) of the then outstanding shares of Preferred Stock), (C) the closing of the transfer (whether by merger, consolidation, stock purchase, exchange, tender offer or otherwise), in one transaction or a series of related transactions, to a person or group of affiliated persons (other than an underwriter of this corporation’s securities), of this corporation’s securities if, after such closing, such person or group of affiliated persons would hold fifty percent (50%) or more of the then outstanding voting stock of this corporation (or the surviving or acquiring entity) or (D) a liquidation, dissolution or winding up of this corporation; provided, however, that a transaction shall not constitute a Liquidation Event if its sole purpose is to change the jurisdiction of this corporation’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held this corporation’s securities immediately prior to such transaction. Notwithstanding the prior sentence, the sale by this corporation of its equity securities in a bona fide financing transaction conducted in accordance with Section 6 of this Article V(B) shall not be deemed a “Liquidation Event.” The treatment of any particular transaction or series of related transactions as a Liquidation Event may be waived by the vote or written consent of the holders of at least ninety percent (90%) of the then outstanding Preferred Stock (voting together as a single class and not as separate series, and on an as-converted basis). For purposes of this Certificate of Incorporation, “Group Companies” means this corporation, Tusimple (Hong Kong) Limited, a limited liability company incorporated and existing under the laws of the Hong Kong Special Administrative Region of the People’s Republic of China, TuSimple, Inc., a California corporation, Beijing Tusen Weilai Technology Co., Ltd., a limited liability company organized and existing under the laws of the People’s Republic of China, Beijing Tusen Zhitu Technology Co., Ltd., a wholly foreign-owned enterprise established and existing under the laws of the People’s Republic of China, Tusimple (Hong Kong) Auto Tech Limited, a limited liability company incorporated and existing under the laws of the Hong Kong Special Administrative Region of the People’s Republic of China and any other direct or indirect subsidiary of the foregoing collectively (the each Group Company, a “Group Company”).

(ii) In any Liquidation Event, if the consideration received by this corporation or its stockholders is other than cash, its value will be deemed its fair market value. Any securities shall be valued as follows:

(A) Securities not subject to investment letter or other similar restrictions on free marketability covered by (B) below:

(1) If traded on a securities exchange, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the thirty (30) trading-day period ending one (1) trading day prior to the distribution;

(2) If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty (30) trading-day period ending three (3) trading days prior to the distribution; and

(3) If there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the Board of Directors, and the holders of any of the majority of the then outstanding shares of the Series A Preferred Stock, Series A-2 Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D-1 Preferred Stock, Series E Preferred Stock, Series E-1 Preferred Stock or Series E-1 Preferred Stock shall have the right to challenge any determination of the Board of Directors of the fair market value pursuant to this Section B(2)(c)(ii), in which case the determination of fair market value shall be made by an independent appraiser selected jointly by the Board of Directors and the challenging parties, the cost of such appraisal to be borne equally by the Company and the challenging parties.

(B) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (A) (1), (2) or (3) to reflect the approximate fair market value thereof, as determined in good faith by the Board of Directors or by a liquidator if one is appointed.

(c) Allocation of Escrow or Contingent Consideration. In the event of a Liquidation Event pursuant to subsection 2(a), if any portion of the consideration payable to the stockholders of the corporation is payable only upon satisfaction of contingencies or placed into escrow or retained as holdback to be available for satisfaction of indemnification or similar obligations in connection with such Liquidation Event (the “Additional Consideration”), the relevant acquisition agreement shall provide that (i) the portion of such consideration that is not Additional Consideration (the “Initial Consideration”) shall be allocated among the holders of shares of the corporation in accordance with subsection 2(a) as if the Initial Consideration were the only consideration payable in connection with such Liquidation Event; and (ii) any Additional Consideration which becomes payable upon satisfaction of such contingencies shall be allocated among the holders of shares of the corporation in accordance with subsection 2(a) after taking into account the previous payment of the Initial Consideration as part of the same transaction.

3. Redemption.

(a) Optional Redemption. At any time (i) after December 4, 2025, (ii) upon any material breach or violation of, or inaccuracy or misrepresentation in, any representation or warranty contained in the Transaction Documents or (iii) upon the written request of any other holder of any series of Preferred Stock for redemption pursuant to this Section 3 (the “Redemption Events”), at the written request to the corporation made by any holder of Preferred Stock (each an “Initiating Holder” and collectively, the “Initiating Holders”), such holder may require that the corporation redeem any or all of the then outstanding Preferred Stock held by such holder, in accordance with the following terms. Following receipt of the request for redemption from the Initiating Holders, the corporation shall within fifteen (15) business days give written notice (the “Redemption Notice”) to each non-Initiating Holder, at the address last shown on the records of the corporation for such holder. Such notice shall specify the redemption date and the Redemption Price (as defined below), and such non-Initiating Holder may require the corporation to, and the corporation shall, redeem all or any of the outstanding Preferred Stock held by such holder at the Redemption Closing (as defined below) at the applicable Redemption Price. “Transaction Documents” means the Series A and Series B Share Purchase Agreement, the Series B-3 Share Purchase Agreement, the Series C Share Purchase Agreement, the Series D-1 Share Purchase Agreements, the Secondary Share Purchase Agreement, the Series E Share Purchase Agreement, the Shareholders’ Agreement, this Certificate of Incorporation and the other agreements in relation to the above agreements.

(b) Redemption Price. The redemption price for each share of Series E Preferred Stock redeemed pursuant to this Section 3 of Article V(B) shall be equal to a price per share of Series E Preferred Stock which is one hundred (100%) of the applicable Original Series E Issue Price, plus all declared or accrued but unpaid dividends, as adjusted (the “Series E Redemption Price”). The redemption price for each share of Series E-1 Preferred Stock redeemed pursuant to this Section 3 of Article V(B) shall be equal to a price per share of Series E-1 Preferred Stock which is one hundred (100%) of the applicable Original Series E-1 Issue Price, plus all declared or accrued but unpaid dividends, as adjusted (the “Series E-1 Redemption Price”). The redemption price for each share of Series E-2 Preferred Stock redeemed pursuant to this Section 3 of Article V(B) shall be equal to a price per share of Series E-2 Preferred Stock which is one hundred (100%) of the applicable Original Series E-2 Issue Price, plus all declared or accrued but unpaid dividends, as adjusted (the “Series E-2 Redemption Price”). The redemption price for each share of Series D-1 Preferred Stock redeemed pursuant to this Section 3 of Article V(B) shall be equal to a price per share of Series D-1 Preferred Stock which is one hundred (100%) of the applicable Original Series D-1 Issue Price, plus all declared or accrued but unpaid dividends, as adjusted (the “Series D-1 Redemption Price”). The redemption price for each share of Series C Preferred Stock redeemed pursuant to this Section 3 of Article V(B) shall be equal to a price per share of Series C Preferred Stock which is one hundred (100%) of the applicable Original Series C Issue Price, plus all declared or accrued but unpaid dividends, as adjusted (the “Series C Redemption Price”). The redemption price for each share of Series B-3 Preferred Stock redeemed pursuant to this Section 3 of Article V(B) shall be equal to a price per share of Series B-3 Preferred Stock which is one hundred (100%) of the applicable Original Series B-3 Issue Price, plus all declared or accrued but unpaid dividends, as adjusted (the “Series B-3 Redemption Price”). The redemption price for each share of Series B-2 Preferred Stock redeemed pursuant to this Section 3 of Article V(B) shall be equal to a price per share of Series

B-2 Preferred Stock which is one hundred (100%) of the applicable Original Series B-2 Issue Price, plus all declared or accrued but unpaid dividends, as adjusted (the “Series B-2 Redemption Price”). The redemption price for each share of Series B-1 Preferred Stock redeemed pursuant to this Section 3 of Article V(B) shall be equal to a price per share of Series B-1 Preferred Stock which is one hundred (100%) of the applicable Original Series B-1 Issue Price, plus all declared or accrued but unpaid dividends, as adjusted (the “Series B-1 Redemption Price”), together with the Series B-2 Redemption Price and Series B-3 Redemption Price, the “Series B Redemption Price”). The redemption price for each share of Series A-2 Preferred Stock redeemed pursuant to this Section 3 of Article V(B) shall be equal to a price per share of Series A-2 Preferred Stock which is one hundred percent (100%) of the applicable Original Series A-2 Issue Price, plus all declared or accrued but unpaid dividends, as adjusted (the “Series A-2 Redemption Price”).The redemption price for each share of Series A Preferred Stock redeemed pursuant to this Section 3 of Article V(B) shall be equal to a price per share of Series A Preferred Stock which is one hundred percent (100%) of the applicable Original Series A Issue Price, plus all declared or accrued but unpaid dividends, as adjusted (the “Series A Redemption Price”), together with the Series E Redemption Price, the Series E-1 Redemption Price, the Series E-2 Redemption Price, the Series D-1 Redemption Price, the Series C Redemption Price, the Series B Redemption Price and the Series A-2 Redemption Price, the “Redemption Price”).

(c) Procedure. The closing (the “Redemption Closing”) of the redemption of any Preferred Stock pursuant to this Section 3 will take place within one hundred and twenty (120) days of the date of the Redemption Notice, or such earlier date or other place as the holders of a majority of the Preferred Stock that are being redeemed and the corporation may mutually agree in writing. At the Redemption Closing, subject to applicable law, the corporation will, from any source of assets or funds legally available therefor, redeem each share of Preferred Stock subject to redemption by paying in cash therefor the Redemption Price against surrender by such holder of the certificate representing such share. From and after the Redemption Closing, subject to the holder of a Preferred Stock having received the Redemption Price from the corporation, all rights of the holder of such Preferred Stock will cease with respect to such shares, and such shares will be cancelled and will not thereafter be transferred on the books of the corporation or be deemed outstanding for any purpose whatsoever.

(d) Insufficient Funds. If the corporation’s assets or funds which are legally available on the date that any redemption payment under this Section 3 is due are insufficient to pay in full all redemption payments to be paid at the Redemption Closing, or if the corporation is otherwise prohibited by applicable law from making such redemption, those assets or funds which are legally available shall be used to the extent permitted by applicable laws to first pay to redeem all of the Series E Preferred Stock, the Series E-1 Preferred Stock and the Series E-2 Preferred Stock requested to be redeemed on a pari passu basis with each other proportionally, and any remaining amount after payment of applicable Series E Redemption Price, applicable Series E-1 Redemption Price and applicable Series E-2 Redemption Price in full shall then be used to redeem all of the Series D-1 Preferred Stock requested to be redeemed on a pari passu basis with each other proportionally, and any remaining amount after payment of applicable Series E Redemption Price, applicable Series E-1 Redemption Price, applicable Series E-2 Redemption Price and applicable Series D-1 Redemption Price in full shall then be used to redeem the Series C Preferred Stock requested to be redeemed on a pari passu basis with each other proportionally, and any remaining amount after payment of applicable Series E

Redemption Price, applicable Series E-1 Redemption Price, applicable Series E-2 Redemption Price, applicable Series D-1 Redemption Price and applicable Series C Redemption Price in full shall be used to redeem the Series B Preferred Stock requested to be redeemed on a pari passu basis with each other proportionally, and any remaining amount after payment of applicable Series E Redemption Price, applicable Series E-1 Redemption Price, applicable Series E-2 Redemption Price, applicable Series D-1 Redemption Price, applicable Series C Redemption Price and applicable Series B Redemption Price in full shall be used to redeem the Series A-2 Preferred Stock and Series A Preferred Stock requested to be redeemed on a pari passu basis with each other proportionally. Without limiting any rights of the Preferred Stock which are set forth in this Certificate of Incorporation, or are otherwise available under applicable laws, the balance of any Series A Preferred Stock, Series A-2 Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D-1 Preferred Stock, Series E Preferred Stock, Series E-1 Preferred Stock or Series E-2 Preferred Stock subject to redemption hereunder with respect to which the corporation has become obligated to pay the Series A Redemption Price, Series A-2 Redemption Price, Series B Redemption Price, Series C Redemption Price, Series D-1 Redemption Price, Series E Redemption Price, Series E-1 Redemption Price and/or Series E-2 Redemption Price but which it has not paid in full shall continue to have all the powers, designations, preferences and relative participating, optional, and other special rights (including, without limitation, the rights to preferential dividends) which such Series A Preferred Stock, Series A-2 Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D-1 Preferred Stock, Series E Preferred Stock, Series E-1 Preferred Stock and/or Series E-2 Preferred Stock had prior to such date, until the Series A Redemption Price, Series A-2 Redemption Price, Series B Redemption Price, Series C Redemption Price, Series D-1 Redemption Price, Series E Redemption Price, Series E-1 Redemption Price and/or Series E-2 Redemption Price have been paid in full with respect to such Series A Preferred Stock, Series A-2 Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Stock D-1 Preferred Stock, Series E Preferred Stock, Series E-1 Preferred Stock and/or Series E-2 Preferred Stock.

(e) No Impairment. Once the corporation has received a Redemption Notice, it shall not take any action which could have the effect of delaying, undermining or restricting the redemption, and the corporation shall in good faith use all reasonable efforts as expeditiously as possible to increase the amount of legally available redemption funds including without limitation, causing any other subsidiary to distribute any and all available funds to the corporation for purposes of paying the Redemption Price for all redeeming Preferred Stock on the Redemption Closing, and until the date on which each redeeming Preferred Stock is redeemed, the corporation shall not declare or pay any dividend nor otherwise make any distribution of or otherwise decrease its profits available for distribution.

(f) Waivers. The corporation may, with the written consent of the holders of at least 90% of all of the outstanding Preferred Stock, and without the need to amend the Certificate of Incorporation, modify, waive, or deviate from any of the requirements of, or procedures set forth in, this Section 3, provided that if any such modification, waiver, or deviation has any adverse impact on any redeeming Preferred Stock as compared on a relative basis (based on the amount it is entitled to receive on redemption, the priority of receipt of its Redemption Price or otherwise) to any other redeeming Preferred Stock, the consent of such redeeming Preferred Stock whose interests are being adversely affected shall be required.

4. Conversion Rights. The holders of the Preferred Stock shall have the following rights described below with respect to the conversion of the Preferred Stock. Subject to the provisions of Section 4(b), the number of shares of Common Stock to which a holder shall be entitled upon conversion of any share of Preferred Stock shall be the quotient of the applicable Original Issue Price divided by the then-effective applicable Conversion Price. The “Conversion Price” shall initially equal the applicable Original Issue Price, and shall be adjusted from time to time as provided below. For the avoidance of doubt, the per share conversion ratio for Preferred Stock to Common Stock as of the date of this Certificate of Incorporation is 1:1.

(a) Optional Conversion.

(i) Subject to and in compliance with the provisions of this Section 4(a), each share of Preferred Stock may, at the option of the holder thereof, be converted at any time after the date of issuance of such share, into fully-paid and non-assessable Common Stock based on the then-effective applicable Conversion Price.

(ii) The holder of any Preferred Stock who desires to convert such shares into Common Stock shall surrender the certificate or certificates therefor, duly endorsed and shall give written notice to the corporation that such holder has elected to convert such shares. Such notice shall state the number of Preferred Stock being converted. Thereupon, the corporation shall promptly issue and deliver to such holder at such office a certificate or certificates for the number of shares of Common Stock to which the holder is entitled. No fractional shares of Common Stock shall be issued upon conversion of the Preferred Stock, and the number of shares of Common Stock to be so issued to a holder of Preferred Stock upon the conversion of such Preferred Stock (after aggregating all fractional Common Stock that would be issued to such holder) shall be rounded to the nearest whole share (with one-half being rounded upward). Such conversion shall be deemed to have been made at the close of business on the date of the surrender of the certificates representing the Preferred Stock to be converted, and the person entitled to receive the Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such Common Stock on such date.

(b) Automatic Conversion.

(i) Without any action being required by the holder of such share and whether or not the certificates representing such share are surrendered to the corporation or its transfer agent, each share of Preferred Stock shall automatically be converted into Common Stock upon the closing of a Qualified Public Offering.

(ii) The corporation shall not be obligated to issue certificates for any Common Stock issuable upon the automatic conversion of any Preferred Stock unless the certificate or certificates evidencing such Preferred Stock is either delivered as provided below to the corporation or any transfer agent for the Preferred Stock, or the holder notifies the corporation or its transfer agent that such certificate has been lost, stolen or destroyed and executes an agreement satisfactory to the corporation to indemnify the corporation from any loss incurred by it in connection with such certificate. The corporation shall, as soon as practicable after receipt of certificates for Preferred Stock or satisfactory agreement for indemnification in the case of a lost certificate, promptly issue and deliver to the holder thereof a certificate or certificates for the number of shares of Common Stock to which the holder is entitled and shall, upon the occurrence of an automatic conversion event under Section 4(b)(i). No fractional shares of Common Stock shall be issued upon conversion of the Preferred Stock, and the number of shares of Common Stock to be so issued to a holder of converting Preferred Stock (after aggregating all fractional shares of Common Stock that would be issued to such holder) shall be rounded to the nearest whole share (with one-half being rounded upward). Any person or entity entitled to receive Common Stock issuable upon the automatic conversion of the Preferred Stock shall be treated for all purposes as the record holder of such Common Stock on the date of such conversion.

(c) Mechanics of Conversion.

Before any holder of Preferred Stock shall be entitled to voluntarily convert the same into shares of Common Stock, if such holder’s shares are certificated, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of this corporation or of any transfer agent for the Preferred Stock, and shall give written notice to this corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the shares of Common Stock are to be issued. This corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock, or to the nominee or nominees of such holder, a certificate, certificates or a notice of issuance of uncertificated shares for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date set forth for conversion in the written notice of the election to convert irrespective of the surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act of 1933, as amended, the conversion may, at the option of any holder tendering Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the persons entitled to receive the Common Stock upon conversion of the Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities. If the conversion is in connection with Automatic Conversion provisions of subsection 4(b)(ii) above, such conversion shall be deemed to have been made on the conversion date described in the stockholder consent approving such conversion, and the persons entitled to receive shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holders of such shares of Common Stock as of such date.

(d) Adjustments to Conversion Price.

(i) Adjustment for Stock Splits and Combinations. If the corporation shall at any time, or from time to time, effect a subdivision of the outstanding Common Stock, the applicable Conversion Price in effect immediately prior to such subdivision shall be proportionately decreased. Conversely, if the corporation shall at any time, or from time to time, combine the outstanding Common Stock into a smaller number of shares, the applicable Conversion Price in effect immediately prior to the combination shall be proportionately increased. Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision or combination becomes effective.

(ii) Adjustment for Common Stock Dividends and Distributions. If the corporation makes (or fixes a record date for the determination of holders of Common Stock entitled to receive) a dividend or other distribution to the holders of Common Stock payable in Additional Equity Securities, the applicable Conversion Price then in effect shall be decreased as of the time of such issuance (or in the event such record date is fixed, as of the close of business on such record date) by multiplying such Conversion Price then in effect by a fraction (i) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (ii) the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution.

(A) “Additional Equity Securities” means all Equity Securities issued by the corporation after the filing of this Certificate of Incorporation; provided that the term “Additional Equity Securities” does not include (i) up to 21,967,964 shares of Common Stock issued or issuable to key employees, research and technical employees, officers, directors or consultants of the corporation either in connection with the provision of services to the corporation or on exercise of any options to purchase Common Stock granted under the equity compensation plan; (ii) Common Stock issued or issuable in connection with any stock split, stock dividend, combination, recapitalization or other similar transaction of the corporation; (iii) Common Stock issued or issuable upon conversion or exercise of the Preferred Stock; (iv) Common Stock issued in connection with a bona fide business acquisition by the corporation of another business, whether by merger, consolidation, sale of assets, sale or exchange of stock or otherwise approved by the Board of Directors (including the affirmative votes or consents of the at least three (3) Preferred Directors); (v) Equity Securities issued or issuable to persons or entities with which the corporation has strategic business relationships that are or are reasonably expected to be material to the business of the corporation or any of its subsidiaries, taken as a whole (as approved by the Board of Directors, including the affirmative votes or consents of at least three (3) Preferred Directors, one of whom must include the Series E Director); (vi) Common Stock issued or issuable pursuant to equipment lease financings or bank credit arrangements approved by the Board of Directors (as approved by the majority of the Board of Directors, including the affirmative votes or consents of at least three (3) Preferred Directors); (vii) any rights, options, or warrants to purchase or exercisable for Common Stock, or securities of any type whatsoever that are, or may become, convertible into, exchangeable for or exercisable for Common Stock or Preferred Stock granted or issued by the corporation on or prior to the date of this Certificate of Incorporation, and (viii) duly authorized Series E Preferred Stock and/or Series E-1 Preferred Stock and Common Stock issued or issuable upon conversion thereof.

(B) “Equity Securities” means Common Stock or rights, options, or warrants to purchase shares of Common Stock (or exercisable for shares of Common Stock), or securities of any type whatsoever that are, or may become, convertible into, exchangeable for or exercisable for shares of Common Stock, including without limitation the Preferred Stock and the Common Stock (“Common Stock Equivalents”).

(iii) Adjustments for Other Dividends. If the corporation at any time, or from time to time, makes (or fixes a record date for the determination of holders of Common Stock entitled to receive) a dividend or other distribution payable in securities of the corporation other than Common Stock or Common Stock Equivalents, then, and in each such event, provision shall be made so that, upon conversion of any Preferred Stock, thereafter, the holder thereof shall receive, in addition to the number of shares of Common Stock issuable thereon, the amount of securities of the corporation which the holder of such share would have received had the Preferred Stock, been converted into Common Stock immediately prior to such event, all subject to further adjustment as provided herein.

(iv) Reorganizations, Mergers, Consolidations, Reclassifi-cations, Exchanges, Substitutions. If at any time, or from time to time, any capital reorganization or reclassification of the Common Stock (other than as a result of a share dividend, subdivision, split or combination otherwise treated above) occurs or the corporation is consolidated, merged or amalgamated with or into another individual, sole proprietorship, partnership, firm, joint venture, estate, trust, unincorporated organization, association, corporation, institution, public benefit corporation, entity or governmental or regulatory authority or other entity of any kind or nature. (other than a consolidation, merger or amalgamation treated as a Liquidation Event), then in any such event, provision shall be made so that, upon conversion of any Preferred Stock, thereafter, the holder thereof shall receive the kind and amount of shares and other securities and property which the holder of such share would have received had the Preferred Stock, been converted into the Common Stock on the date of such event, all subject to further adjustment as provided herein, or with respect to such other securities or property, in accordance with any terms applicable thereto.

(v) Sale of Stock below the Conversion Price.

(A) In the event the corporation shall at any time after the date of this Certificate of Incorporation issue Additional Equity Securities, without consideration or for a consideration per share less than the applicable Original Issue Price in effect immediately prior to such issue (the “Future Issue Price”), then the applicable Conversion Price shall forthwith (except as otherwise provided in this clause (A) be adjusted to a price (calculated to the nearest one-thousandth of a cent) determined in accordance with the following formula:

				Common Stock Outstanding	+	(New Money / OP)
AP	=	OP	*

				Common Stock	+	Additional Equity
				Outstanding		Securities

WHERE:

OP	=	Old conversion price (before the price-based adjustment).

AP	=	Adjusted conversion price (after the price-based adjustment).

Common Stock Outstanding	=	The number of shares of Common Stock Outstanding immediately before the issue of the dilutive securities.

New Money	=	The amount raised in the dilutive financing. See Section 4(d)(v)(B)(1) and (2), which cover how to value the consideration received for the dilutive securities.

Additional Equity Securities	=	The number of shares issued in the dilutive financing.

For purposes of this Section 4(d)(v)(A), the term “Common Stock Outstanding” shall mean and include the following: (1) outstanding Common Stock, (2) Common Stock issuable upon conversion of outstanding Preferred Stock, (3) Common Stock issuable upon exercise of outstanding stock options and (4) Common Stock issuable upon exercise (and, in the case of warrants to purchase preferred stock, conversion) of outstanding warrants. Capital stock described in (1) through (4) above shall be included whether vested or unvested, whether contingent or non-contingent and whether exercisable or not yet exercisable.

(B) Determination of Consideration.

For the purpose of making any adjustment to the applicable Conversion Price or the number of shares of Common Stock issuable upon conversion of the Preferred Stock, as provided above:

(1) To the extent it consists of cash, the consideration received by the corporation for any issue or sale of securities shall be computed at the net amount of cash received by the corporation after deduction of any underwriting or similar commissions, compensations, discounts or concessions paid or allowed by the corporation in connection with such issue or sale;

(2) To the extent it consists of property other than cash, consideration other than cash received by the corporation for any issue or sale of securities shall be computed at the fair market value thereof (as determined in good faith by a majority of the Board of Directors, including the affirmative vote or consent of at least three (3) Preferred Directors), as of the date of the adoption of the resolution specifically authorizing such issue or sale, irrespective of any accounting treatment of such property; and

(3) If Additional Equity Securities or Common Stock Equivalents exercisable, convertible or exchangeable for Additional Equity Securities are issued or sold together with other stock or securities or other assets of the corporation for consideration which covers both, the consideration received for the Additional Equity Securities or such Common Stock Equivalents shall be computed as that portion of the consideration received (as determined in good faith by a majority of the Board of Directors, including the affirmative vote or consent of at least three (3) Preferred Directors) to be allocable to such Additional Equity Securities or Common Stock Equivalents.

(C) No Exercise.

If all of the rights to exercise, convert or exchange any Common Stock Equivalents shall expire without any of such rights having been exercised, the applicable Conversion Price as adjusted upon the issuance of such Common Stock Equivalents shall be readjusted to the applicable Conversion Price, which would have been in effect had such adjustment not been made.

(vi) Other Dilutive Events. In case any event shall occur as to which the other provisions of this Section 4 are not strictly applicable, but the failure to make any adjustment to the applicable Conversion Price would not fairly protect the conversion rights of the applicable series of Preferred Stock in accordance with the essential intent and principles hereof, then, in each such case, the corporation, in good faith, shall determine the appropriate adjustment to be made, on a basis consistent with the essential intent and principles established in this Section 4 necessary to preserve, without dilution, the conversion rights of such series of Preferred Stock.

(vii) Certificate of Adjustment. In the case of any adjustment or readjustment of the applicable Conversion Price, the corporation, at its sole expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of Preferred Stock at such holder’s address as shown in the corporation’s books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (A) the consideration received or deemed to be received by the corporation for any Additional Equity Securities issued or sold or deemed to have been issued or sold, (B) the number of Additional Equity Securities issued or sold or deemed to be issued or sold, the applicable Conversion Price in effect before and after such adjustment or readjustment, and (C) the number of shares of Common Stock and the type and amount, if any, of other property which would be received upon conversion of such series of Preferred Stock after such adjustment or readjustment. No adjustment shall be made to the applicable Conversion Price if the effect would be that the adjusted applicable Conversion Price is higher than the applicable Conversion Price before the adjustment.

(viii) Notice of Record Date. In the event the corporation shall propose to take any action of the type or types requiring an adjustment to the applicable Conversion Price or the number or character of the Preferred Stock as set forth herein, the corporation shall give notice to the holders of such Preferred Stock, which notice shall specify the record date, if any, with respect to any such action and the date on which such action is to take place. Such notice shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action (to the extent such effect may be known at the date of such notice) on the applicable Conversion Price and the number, kind or class of shares or other securities or property which shall be deliverable upon the occurrence of such action or deliverable upon the conversion of Preferred Stock. In the case of any action which would require the fixing of a record date, such notice shall be given at least twenty (20) days prior to the date so fixed, and in the case of all other actions, such notice shall be given at least thirty (30) days prior to the taking of such proposed action.

(ix) Reservation of Stock Issuable Upon Conversion. The corporation shall at all times reserve and keep available out of its authorized but unissued Common Stock, solely for the purpose of effecting the conversion of the Preferred Stock, such number of shares of its Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Preferred Stock. If at any time the number of authorized but unissued Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Preferred Stock, the corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

(x) Notices. Any notice required or permitted pursuant to this Section 4 shall be given in writing and shall be given either personally or by sending it by next-day or second-day courier service, fax, electronic mail or similar means to each holder of record at the address of such holder appearing on the books of the corporation. Where a notice is sent by next-day or second-day courier service, service of the notice shall be deemed to be effected by properly addressing, pre-paying and sending by next-day or second-day service through an internationally-recognized courier a letter containing the notice, with a confirmation of delivery, and to have been effected at the expiration of two (2) days after the letter containing the same is sent as aforesaid. Where a notice is sent by fax or electronic mail, service of the notice shall be deemed to be effected by properly addressing, and sending such notice through a transmitting organization, with a written confirmation of delivery, and to have been effected on the day the same is sent as aforesaid.

(xi) Payment of Taxes. The corporation will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of the Common Stock upon conversion of Preferred Stock, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of the Common Stock in a name other than that in which the Preferred Stock so converted were registered.

5. Voting Rights.

(a) General Voting Rights. The holder of each share of Preferred Stock shall have the right to one vote for each share of Common Stock into which such share of Preferred Stock could then be converted, and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders’ meeting in accordance with the Bylaws of this corporation, and except as provided by law or as otherwise provided in this Certificate of Incorporation, shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half (1/2) being rounded upward).

(b) Voting for the Election of Directors. The holders of Preferred Stock and Common Stock (voting together as a single class and not as separate series, and on an as-converted basis) shall be entitled to elect the directors of this corporation.

Notwithstanding the provisions of Section 223(a)(1) and 223(a)(2) of the General Corporation Law, any vacancy, including newly created directorships resulting from any increase in the authorized number of directors or amendment of this Certificate of Incorporation, and vacancies created by removal or resignation of a director, may be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director, and the directors so chosen shall hold office until the next annual election and until their successors are duly elected and shall qualify, unless sooner displaced; provided, however, that where such vacancy occurs among the directors elected by the holders of a class or series of stock, the holders of shares of such class or series may override the Board’s action to fill such vacancy by (i) voting for their own designee to fill such vacancy at a meeting of this corporation’s stockholders or (ii) written consent, if the consenting stockholders hold a sufficient number of shares to elect their designee at a meeting of the stockholders. Any director may be removed during his or her term of office, either with or without cause, by, and only by, the affirmative vote of the holders of the shares of the class or series of stock entitled to elect such director or directors, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders, and any vacancy thereby created may be filled by the holders of that class or series of stock represented at the meeting or pursuant to written consent.

6. Preferred Director Consent. So long as there is any Preferred Stock outstanding, in addition to any other vote required by this Certificate of Incorporation or the General Corporation Law, this corporation and/or any Group Company shall not, without the approval of the majority of the members of the Board of Directors then in office, including the affirmative votes or consents of the at least three (3) Preferred Directors:

(a) cease to conduct or carry on the business substantially as now conducted or change any part of its business activities;

(b) sell or dispose of the whole or a substantial part of its undertaking goodwill or its assets;

(c) make any distribution of profits amongst the stockholders by way of dividend, (interim and final) capitalization of reserves or otherwise;

(d) appoint or settle the terms of appointment of any managing director, general manager, chairman, financial controller or other key manager(s), including any chief officers and vice presidents, or their functional equivalents;

(e) settle or alter the terms of any bonus or profit sharing scheme or the equity compensation plan or adopt any new share option or share participation scheme;

(f) amend the accounting policies previously adopted or change the financial year;

(g) appoint or change the auditors;

(h) acquire any investment or incur any commitment or any expense or capital expenditure that is not included in the budgets appropriately determined by the Board of Directors in excess of $500,000 at any time in respect of any one transaction or in excess of $2,000,000 at any time in related transactions in any financial year;

(i) borrow any money or obtain any financial facilities except pursuant to trade facilities obtained from banks or other financial institutions in the ordinary course of business;

(j) create, allow to arise or issue any debenture constituting a pledge, lien or charge (whether by way of fixed or floating change, mortgage encumbrance or other security) on all or any of the undertaking, assets or rights except for the purpose of securing borrowings from banks or other financial institutions in the ordinary course of business not exceeding $200,000 in respect of any one transaction or in excess of $1,000,000 at any time in related transactions in any financial year;

(k) sell, transfer, license, charge, encumber or otherwise dispose of any material trademarks, patents or other intellectual property owned by this corporation;

(l) approve or make adjustments or modifications to terms of transactions involving the interest of any director or stockholder, including but not limited to the making of any loans or advances, whether directly or indirectly, or the provision of any guarantee, indemnity or security for or in connection with any indebtedness of liabilities of any director or stockholder;

(m) acquire any share capital or other securities of any body corporate or the establishment of any branch;

(n) dispose or dilute the corporation’s interest, directly or indirectly, in any of its subsidiaries;

(o) approve any transfer of shares in the corporation;

(p) conduct any transaction between the corporation and any of its subsidiaries and any of its stockholders, directors, officers, employees or other insiders and any of their family members or any of their affiliates or associates;

(q) approve any execution of the equity compensation plan, including without limitation the determination about the eligible persons from the corporation’s employees, directors or consultants to receive the option as the beneficiary of the equity compensation plan;

(r) establish any committee of the Board of Directors or delegate any powers of the Board of Directors to any committee; and

(s) authorize, agree or undertake to do any of the foregoing.

7. Protective Provisions. So long as any shares of Preferred Stock are remain outstanding, this corporation and/or any Group Company shall not (by amendment, merger, consolidation or otherwise) without (in addition to any other vote required by the General Corporation Law or the Certificate of Incorporation) first obtaining the approval by vote or written consent, as provided by law, of the holders of at least fifty one percent (51%) of the then outstanding shares of Preferred Stock (voting together as a single class and not as separate series, and on an as-converted basis):

(a) increase, reduce or cancel the authorized share capital or increase issued share capital of the corporation and/or any of its subsidiaries or issue, allot, purchase or redeem any shares or securities convertible into or carrying a right of subscription in respect of shares or any share warrants or grant or issue any options rights or warrants or which may require the issue of shares in the future or do any act which has the effect of diluting or reducing the effective shareholding of the holders of Preferred Stock in this corporation and/or any of its subsidiaries;

(b) conduct any action that authorizes, creates or issues shares of any class of stock having rights, preferences or privileges superior to or on parity with any Preferred Stock;

(c) pay any dividends or make any distributions on any capital stock;

(d) reduce the number of authorized shares in the capital of the corporation (including without limitation, repurchase of any Preferred Stock or Common Stock), except pursuant to a redemption of Preferred Stock or the exercise of the repurchase option on the termination of employment of a participant of the equity compensation plan;

(e) other than the grant of stock options under the equity compensation plan, create or issue any debenture or any obligation convertible into, any securities convertible into, any option to purchase or subscribe for, or warrants exercisable for, shares of this corporation;

(f) effect any merger, spin-off, consolidation, scheme of arrangement, reorganization or sale of all or substantially all of the assets of this corporation and/or any of its subsidiaries;

(g) cause any adverse change to the rights, preferences and privileges of any Preferred Stock;

(h) change the authorized size of the Board of Directors of this corporation and/or any of its subsidiaries, or alter the manner in which the directors are appointed;

(i) amend or waive any provisions of this Certificate of Incorporation or the charter documents of any subsidiary;

(j) appoint a receiver, administrator or other form of external manager for the liquidation or dissolution or winding of this corporation or the passing of any resolution of the directors or the stockholders in respect thereof;

(k) change the corporation’s principal business ;

(l) adopt, terminate or make material amendments to the equity compensation plan, or equivalent for the benefit of employees, directors and consultants and the amendment to any terms and conditions thereof, including but not limited to any change of the aggregate number of stock issued or issuable under such equity compensation plan; and

(m) authorize, agree or undertake to do any of the foregoing.

8. Series D-1 Protective Provisions. So long as any shares of Series D-1 Preferred Stock remain outstanding (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like), this corporation and or any Group Company shall not (by amendment, merger, consolidation or otherwise) without (in addition to any other vote required by the General Corporation Law or this Certificate of Incorporation) first obtaining the approval by vote or written consent, as provided by law, of the holders of at least 70% of the then outstanding shares of Series D-1 Preferred Stock:

(a) issue any stock or security convertible at a consideration equivalent to a price per share that is less than the then effective Conversion Price of Series D-1 Preferred Stock other than any capital stock or securities issued under the equity compensation plan or any Common Stock issued in connection with any share split, share dividend, combination, recapitalization or other similar transactions of the corporation or upon conversion of Preferred Stock (for the avoidance of doubt, in the event any investor in new equity financing would purchase both secondary shares and primary shares, the consideration per share shall be the blended price);

(b) consummate any new equity financing through spin-off or consolidation, pursuant to which, the combined valuation reflects a price per share lower than the then effective Conversion Price of Series D-1 Preferred Stock;

(c) increase the aggregate number of capital stock issued or issuable under the equity compensation plan, or conduct similar dilutive events as a result of which the implied investment cost of holders of Series D-1 Preferred Stock with respect to the Series D-1 Preferred Stock held by it would be higher than that as of the closing of Series D-1 Original Issue Price;

(d) conduct any Liquidation Event where the valuation of the corporation is less than $2,500,000,000;

(e) consummate a firm commitment underwritten public offering implying a total post-money valuation of less than $2,500,000,000; or

(f) alter or change the rights, preferences or privileges of the Series D-1 Preferred Stock in a manner that adversely affects the Series D-1 Preferred Stock (it being understood that the authorization or creation or issuance of any other class or series of shares having powers, preferences or special rights senior to, on parity with or junior to the Series D-1 Preferred Stock shall not constitute an alteration or change that would adversely affect the Series D-1 Preferred Stock).

9. Series E Protective Provisions. So long as any shares of Series E Preferred Stock, Series E-1 Preferred Stock or Series E-2 Preferred Stock remain outstanding (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like), this corporation and/or any Group Company shall not (by amendment, merger, consolidation or otherwise) without (in addition to any other vote required by the General Corporation Law or this Certificate of Incorporation) first obtaining the approval by vote or written consent, as provided by law, of the holders of two thirds of the then outstanding shares of Series E Preferred Stock, Series E-1 Preferred Stock and Series E-2 Preferred Stock (voting together as a single class on an as-if-converted basis):

(a) issue any stock or security convertible at a consideration equivalent to a price per share that is less than the then effective Conversion Price of Series E Preferred Stock other than any capital stock or securities issued under the equity compensation plan or any Common Stock issued in connection with any share split, share dividend, combination, recapitalization or other similar transactions of the corporation or upon conversion of Preferred Stock (for the avoidance of doubt, in the event any investor in new equity financing would purchase both secondary shares and primary shares, the consideration per share shall be the blended price);

(b) consummate any new equity financing through spin-off or consolidation, pursuant to which, the combined valuation reflects a price per share lower than the then effective Conversion Price of Series E Preferred Stock;

(c) increase the aggregate number of capital stock issued or issuable under the equity compensation plan, or conduct similar dilutive events as a result of which the implied investment cost of holders of Series E Preferred Stock with respect to the Series E Preferred Stock held by it would be higher than that as of the closing of Series E Original Issue Price;

(d) conduct any Liquidation Event where the per share price is less than 120% of the Original Series E Issue Price;

(e) consummate a public offering that is not a Qualified Public Offering; or

(f) cause any adverse change to the rights attached to the Series E Preferred Stock, Series E-1 Preferred Stock or Series E-2 Preferred Stock (which, for the avoidance of doubt, shall not include the mere creation or issuance of a series of preferred stock having rights, preferences or privileges superior to the Series E Preferred Stock, Series E-1 Preferred Stock or Series E-2 Preferred Stock).

10. Status of Redeemed or Converted Stock. In the event any shares of Preferred Stock shall be redeemed or converted pursuant to Section 3 or Section 4 hereof, the shares so redeemed or converted shall be cancelled and shall not be issuable by this corporation. The Certificate of Incorporation of this corporation shall be appropriately amended to effect the corresponding reduction in this corporation’s authorized capital stock.

11. Notices. Any notice required by the provisions of this Article V(B) to be given to the holders of shares of Preferred Stock shall be deemed given (a) five (5) days following its deposit in the United States mail, postage prepaid, and addressed to each holder of record at his, her or its address appearing on the books of this corporation, (b) upon such notice being provided by electronic transmission in a manner permitted by the General Corporation Law or (c) five (5) days following such notice being provided in another manner then permitted by the General Corporation Law.

C. Common Stock. The rights, preferences, privileges and restrictions granted to and imposed on the Common Stock are as set forth below in this Article V(C).

1. Dividend Rights. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of any assets of this corporation legally available therefor, any dividends as may be declared from time to time by the Board of Directors.

2. Liquidation Rights. Upon the liquidation, dissolution or winding up of this corporation, the assets of this corporation shall be distributed as provided in Section 2 of Article V(B) hereof.

3. Redemption. The Common Stock is not redeemable at the option of the holder.

4. Voting Rights. The holder of each share of Common Stock shall have the right to one vote for each such share, and shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of this corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law ; provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to the Certificate of Incorporation that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Certificate of Incorporation or pursuant to the General Corporation Law. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of this corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law.

ARTICLE VI

Except as otherwise provided in this Certificate of Incorporation, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of this corporation.

ARTICLE VII

Subject to the requirements of Section 6 of Article V(B) hereof, the number of directors of this corporation shall be determined in the manner set forth in the Bylaws of this corporation. Unless otherwise provided herein, each director shall be entitled to one vote on each matter presented to the Board of Directors; provided that to the extent the approval of any particular director or directors is required by any agreement for specified actions, receipt of such approval shall be necessary for the board to authorize such actions.

ARTICLE VIII

Elections of directors need not be by written ballot unless the Bylaws of this corporation shall so provide.

ARTICLE IX

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of this corporation may provide. The books of this corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of this corporation.

ARTICLE X

To the fullest extent permitted by law, a director of this corporation shall not be personally liable to this corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the General Corporation Law is amended after approval by the stockholders of this Article X to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of this corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law as so amended.

Any amendment, repeal or modification of the foregoing provisions of this Article X by the stockholders of this corporation shall not adversely affect any right or protection of a director of this corporation existing at the time of, or increase the liability of any director of this corporation with respect to any acts or omissions of such director occurring prior to, such amendment, repeal or modification.

ARTICLE XI

This corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and, subject to the requirements of Section 6 of Article V(B) hereof, all rights conferred upon stockholders herein are granted subject to this reservation.

ARTICLE XII

To the fullest extent permitted by applicable law, this corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers, employees and agents of this corporation (and any other persons to which General Corporation Law permits this corporation to provide indemnification) through Bylaw provisions, agreements with such persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the General Corporation Law.

Any amendment, repeal or modification of the foregoing provisions of this Article XII shall not adversely affect any right or protection of a director, officer, employee, agent or other person existing at the time of, or increase the liability of any such person with respect to any acts or omissions of such person occurring prior to, such amendment, repeal or modification.

ARTICLE XIII

In connection with repurchases by this corporation of its Common Stock (i) from employees, officers, directors, advisors, consultants or other persons performing services for this corporation or any subsidiary pursuant to agreements under which this corporation has the option to repurchase such shares at cost upon the occurrence of certain events, such as the termination of employment, (ii) issued to or held by employees, officers, directors or consultants of the Corporation or its subsidiaries pursuant to rights of first refusal contained in agreements providing for such right or (iii) which are approved the holders of a majority of the then outstanding shares of Preferred Stock, Section 500 of the California Corporations Code shall not apply in all or in part with respect to such repurchases. In the case of any such repurchases, distributions by the corporation may be made without regard to the “preferential dividends arrears amount” or any “preferential rights amount,” as such terms are defined in Section 500(b) of the California Corporations Code.

ARTICLE XIV

A. Forum Selection. Unless this corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of this corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of this corporation to this corporation or this corporation’s stockholders, (iii) any action arising pursuant to any provision of the General Corporation Law or this Certificate of Incorporation or the Bylaws (as either may be amended from time to time), or (iv) any action asserting a claim governed by the internal affairs doctrine, except for, as to each of (i) through (iv) above, any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten (10) days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of this corporation shall be deemed to have notice of and consented to the provisions of this Article XIV.

B. Personal Jurisdiction. If any action the subject matter of which is within the scope of Article XIV(A) is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce Article XIV(A) (an “FSC Enforcement Action”) and (ii) having service of process made upon such stockholder in any such FSC Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

C. Savings. If any provision or provisions of this Article XIV shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article XIV (including, without limitation, each portion of any sentence of this Article XIV containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

*    *    *

IN WITNESS WHEREOF, this Certificate of Incorporation has been executed by an incorporator of this corporation on this 23rd day of February, 2021.

Name:	/s/ James Mullen
Title:	Incorporator

SIGNATURE PAGE TO CERTIFICATE OF

INCORPORATION FOR TUSIMPLE HOLDINGS INC